UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 25, 2006

MAGNACHIP SEMICONDUCTOR LLC

(Exact name of Registrant as specified in its charter)

Delaware	333-126019-09	83-0406195
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o MagnaChip Semiconductor S.A., 74, rue de Merl, B.P. 709, L-2017 Luxembourg, Grand Duchy of Luxembourg	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (352) 45-62-62

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 26, 2006, MagnaChip Semiconductor LLC (the “Company”) entered into the Fourth Amendment to Credit Agreement (as amended, the “Credit Agreement”), dated as of July 26, 2006 (the “Amendment”), with MagnaChip Semiconductor S.A. and MagnaChip Semiconductor Finance Company, as borrowers, the Subsidiary Guarantors party thereto, the Lenders party thereto (the “Lenders”), UBS AG, Stamford Branch, as administrative agent and collateral agent (the “Agent”), and U.S. Bank National Association (“US Bank”).

Under the Amendment, among other things, (i) the Company agreed to furnish to the Agent and the Lenders monthly financial statements along with an officer’s certificate with respect to the occurrence of any events of default under the Credit Agreement, (ii) certain restrictions were imposed on the ability of the Company and its subsidiaries to make acquisitions and capital expenditures, (iii) the financial covenants set forth in Section 6.10 of the Credit Agreement were revised, (iv) the schedule of applicable margins under the Credit Agreement was revised, (v) the Lenders, the Agent and US Bank waived certain defaults and obligations, and (vi) the Agent consented to the Company’s voting in favor of increasing the share capital of one of the Company’s subsidiaries. The foregoing description does not purport to be complete and is qualified in its entirety by reference to the text of the Amendment, which is attached hereto as Exhibit 10.3.d to this report and is incorporated herein by reference.

Item 2.02.	Results of Operations and Financial Condition.

Attached hereto as Exhibit 99.1 and incorporated by reference herein is financial information for the Company and its consolidated subsidiaries for the quarter ended July 2, 2006, as presented in a press release dated July 27, 2006.

Item 2.06.	Material Impairments.

In connection with the preparation of the Company’s financial statements for the period ended July 2, 2006, the Company’s management performed an impairment review of one of the Company’s fabrication facilities (the “Fab”) and certain related technology and customer-based intangible assets (the “asset group”) in accordance with Statement of Financial Accounting Standards (“SFAS”) 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

Based on management’s conclusion that the carrying amount of the asset group exceeded its fair value, on July 25, 2006, the Audit Committee of the Company’s Board of Directors approved management’s recording of an impairment charge in the amount of $92.5 million which is included in the Company’s consolidated results of operations for the quarter ended July 2, 2006. The net book value of the asset group before the impairment charge was approximately $186 million.

SFAS 144 requires the Company to evaluate the recoverability of certain long-lived assets whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. From the fourth quarter of 2005 through the end of March 2006, the capacity utilization of the Fab was under the level that the Company believes to be normal, primarily due to a transition in product mix coupled with a seasonal decrease in market demand, which the Company deemed to be temporary and recoverable. However, in the second quarter of 2006, management determined, based on revised forecasting, that the projected demand for certain of its products was significantly less than previously forecasted and that this decline was not temporary or seasonal. Therefore, the Company assessed whether there had been a material impairment on the assets of the Fab pursuant to SFAS 144.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

The following exhibits are furnished as part of this report:

Exhibit No.	Description

10.3.d	Fourth Amendment to Credit Agreement, dated as of July 26, 2006, by and among MagnaChip Semiconductor S.A. and MagnaChip Semiconductor Finance Company, as borrowers, MagnaChip Semiconductor LLC, the Subsidiary Guarantors party thereto, the Lenders party thereto, UBS AG, Stamford Branch, as administrative agent and collateral agent, and U.S. Bank National Association.

99.1	Press release for MagnaChip Semiconductor LLC dated July 27, 2006, announcing the results for the second quarter ended July 2, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNACHIP SEMICONDUCTOR LLC

Dated: July 27, 2006	By:	/s/ Sang Park
Sang Park
Chief Executive Officer and President

Exhibit Index

Exhibit No.	Description

10.3.d	Fourth Amendment to Credit Agreement, dated as of July 26, 2006, by and among MagnaChip Semiconductor S.A. and MagnaChip Semiconductor Finance Company, as borrowers, MagnaChip Semiconductor LLC, the Subsidiary Guarantors party thereto, the Lenders party thereto, UBS AG, Stamford Branch, as administrative agent and collateral agent, and U.S. Bank National Association.

99.1	Press release for MagnaChip Semiconductor LLC dated July 27, 2006, announcing the results for the second quarter ended July 2, 2006.